Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S‑3 (No. 333‑171485 and 333‑160231) and Forms S‑8 (No. 333‑127681, 333-182845 and 333-196836) of Ruth’s Hospitality Group, Inc. of our reports dated March 16, 2018 with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 31, 2017 and December 25, 2016, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three‑year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Ruth’s Hospitality Group, Inc.

/s/ KPMG LLP

Orlando, Florida

March 16, 2018

Certified Public Accountants